Exhibit 23.3

Consent of Independent Auditors

New Source Energy Partners L.P.
Oklahoma City, Oklahoma

We hereby consent to the use in this Current Report on Form 8-K/A of New Source Energy Partners L.P. and incorporation by reference in New Source Energy Partners L.P.'s Registration Statements on Form S-3 (File Nos. 333-195129 and 333-195138) and Registration Statements on Form S-8 (File Nos. 333-186673 and 333-197425) of the following:

•	our report dated June 4, 2014, relating to the financial statements of Rod’s Production Services, LLC for the years ended December 31, 2012 and 2011; and

•	our report dated May 24, 2012, relating to the financial statements of Erick Flowback Services, LLC for the year ended December 31, 2011.

/s/ Briggs & Veselka Co.
Houston, Texas
August 13, 2014